Exhibit 99.1

Moleculin Bolsters Annamycin Intellectual Property Portfolio with Granting of Two New U.S. Patents

Company continues to expand global IP coverage and claims to major markets, now extending to June 2040

HOUSTON, May 5, 2025 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat cancers and viruses, today announced the U.S. Patent and Trademark Office (USPTO) has granted two additional U.S. patents with claims covering Annamycin. U.S. patent number 12,257,261 titled, “Preparation of Preliposomal Annamycin Lyophilizate”, has claims covering methods of making liposomal Annamycin and U.S. patent 12,257,262 titled “Method of Reconstituting Liposomal Annamycin“, has claims covering methods of making liposomal Annamycin suspension. Both patents have a base patent term currently extending until June 2040, subject to adjustment for delays in prosecution and extension to account for time required to fulfill requirements for regulatory approval. Moleculin has additional patent applications related to Annamycin pending in the U.S., Europe and in major jurisdictions worldwide.

Annamycin, Moleculin’s novel drug candidate, is being positioned to become the first anthracycline demonstrating a lack of cardiotoxicity to be approved and is currently being developed for the treatment of acute myeloid leukemia (AML) and soft tissue sarcoma lung metastases (STS lung mets). Additional preclinical studies performed at a world-renowned cancer center indicate Annamycin may be a potential treatment for many other types of cancers. The new chemical entity uses a unique lipid-based delivery technology and has shown the potential to be used in a wide range of cancers.

Wally Klemp, Chairman and CEO of Moleculin, said, “We remain focused on expanding our intellectual property portfolio for Annamycin. Following the issuance of two U.S. patents in 2024, these new patents enhance the exclusivity of Annamycin, bringing to four the total number of U.S. patents related to Annamycin, in addition to the European patents granted. Based on the data seen to date and feedback we continue to receive from clinicians and patients, we are dedicated to advancing this important and much needed treatment option forward. We continue to make solid progress in our ongoing pivotal, adaptive Phase 3 MIRACLE trial and remain on track to report initial data in the second half of 2025.”

Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory AML, in addition to Orphan Drug Designation for the treatment of STS lung mets. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the European Medicines Agency (EMA).

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Discussions surrounding Annamycin’s lack of cardiotoxicity are based on the intent of its design, preclinical studies demonstrating a lack of cardiotoxicity as compared to currently prescribed anthracyclines and reports from clinical trial cardiac data as reviewed by an independent expert showing a lack of cardiotoxicity to date. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is initiating the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the release of the initial data in the MIRACLE trial. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com